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                                                                   EXHIBIT 11.1

                          CASA OLE' RESTAURANTS, INC.

                      COMPUTATION OF NET INCOME PER SHARE
                                  (UNAUDITED)


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
                                                                 40-WEEK PERIODS ENDED        12-WEEK PERIODS ENDED
                                                                 10/6/95       10/4/96        10/6/95       10/4/96
                                                               -----------   -----------    -----------   -----------
Income (or pro forma income) applicable
         to common stock                                       $ 1,089,745   $ 1,374,410    $   395,495   $   445,057
                                                               ===========   ===========    ===========   ===========


Computation of weighted average common shares:

         Shares issued pursuant to
            contribution agreement                               2,732,705     2,732,705      2,732,705     2,732,705

         Shares assumed issued to
            fund certain distributions                              60,411          --           60,411          --

         Shares issued in initial public offering                     --       2,000,000           --       2,000,000

         Shares redeemed                                              --      (1,135,000)          --      (1,135,000)

         Effect of days outstanding on
            weighted average calculation                              --        (361,447)          --            --

         Assumed net common share
            equivalents of options and warrants
            using the treasury stock method                           --          67,616           --         115,575
                                                               -----------   -----------    -----------   -----------

                                                                 2,793,116     3,303,874      2,793,116     3,713,280
                                                               ===========   ===========    ===========   ===========

Pro forma net income per share                                 $      0.39   $      0.42    $      0.14   $      0.12
                                                               ===========   ===========    ===========   ===========
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